Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(408) 986-9888	(310) 208-2550
dmatsui@sha-ir.com

INTEVAC REPORTS
FIRST-QUARTER 2004 FINANCIAL RESULTS

Santa Clara, Calif.—April 23, 2004—Intevac, Inc. (Nasdaq: IVAC), today reported financial results for the three-month period ended March 27, 2004.

Revenues were $6.5 million, including $4.2 million of Equipment revenues and $2.3 million of Imaging revenues. Equipment revenues consisted of upgrades, spares, consumables and service. Revenues did not include any of the three 200 Lean systems delivered as of the end of the quarter. Imaging revenues were derived primarily from research and development contracts. In the first quarter of 2003, we reported revenues of $12.0 million, including $7.3 million from flat panel display manufacturing products, $3.1 million from thin-film disk manufacturing products and $1.6 million of Imaging revenues.

Net loss for the quarter was $3.3 million or $0.18 per diluted share. The $3.3 million net loss included $671,000 of costs for actual and expected obsolescence, scrap and rework charges related primarily to design changes on Intevac’s disk manufacturing systems. In the first quarter of 2003, we reported a net loss of $4.0 million, or $0.33 per diluted share.

During the first quarter we completed a public offering of 4,750,000 shares of our common stock, of which 2,969,000 were newly issued and outstanding shares sold by us for net proceeds of $41.6 million. 19,991,293 shares of our common stock were outstanding at March 27, 2004.

Order backlog totaled $52.0 million on March 27, 2004, compared to $43.3 million on December 31, 2003, and $12.2 million on March 29, 2003. The increase in backlog was primarily the result of orders for disk manufacturing systems and upgrades, and to a lesser extent, orders for contract research and development in the Imaging business. The March 2004 backlog does not include an order, received after quarter-end, for a new MDP-250B disk sputtering system.

Intevac Chief Executive Kevin Fairbairn commented: “After delivering our first 200 Lean in December, we delivered two more 200 Leans in the first quarter, and are currently preparing the fourth 200 Lean for shipment. We have put the personnel and inventory in place to deliver and install the remaining 200 Leans in backlog during Q2.

“Our efforts are now directed at completing delivery, starting up the systems in our customers plant and helping our customer achieve a very rapid production ramp,” Fairbairn added. “In parallel we are working with our customer’s engineering staff to develop and qualify additional improvements on the 200 Lean to address the needs for next generation hard drive disk media technology. We expect the eleven tools in backlog will be accepted and recognized for revenue over the next few quarters.”

- more -

Conference Call Information

The Company will discuss its financial results in a conference call April 23, 2004 at 8:00 a.m. PDT (11:00 a.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or www.FullDisclosure.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available beginning at 11 a.m. PDT on April 23 through midnight April 27. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 4979682.

About Intevac

Intevac is the world’s leading supplier of disk sputtering equipment for the thin-film disk industry and a developer of leading technology for extreme low light imaging sensors, cameras and systems.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, expected shipment, acceptance and revenue recognition of 200 Lean systems. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks and other factors include the risk of our inability to accurately forecast the size of markets and the timing of orders and deliveries for our products and services, difficulties and delays in completing, delivering, installing and obtaining acceptance for our systems, especially the first orders for our new 200 Lean and the possibility that orders in backlog may be cancelled, delayed or rescheduled, and are detailed the Company’s regular filings with the Securities and Exchange Commission.

[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended
	March 27, 2004	March 29, 2003
	(Unaudited)	(Unaudited)
Net revenues
Equipment Products	$4,153	$10,417
Imaging	2,346	1,598

Total net revenues	6,499	12,015
Gross profit (loss)	1,665	1,160
Gross margin
Equipment Products	30.8%	8.3%
Imaging	16.4%	18.8%

Consolidated	25.6%	9.7%
Operating expenses
Research and development	3,058	2,629
Selling, general and administrative	2,170	1,925

Total operating expenses	5,228	4,554
Operating income/(loss)
Equipment Products	(2,218)	(1,220)
Imaging	(825)	(1,627)
Corporate	(520)	(547)

Total operating loss	(3,563)	(3,394)
Other income (expense)	238	(618)

Profit/(Loss) before provision for income taxes	($3,325)	($4,012)
Provision for (Benefit from) income taxes	(12)	—

Net Income/(Loss)	($3,313)	($4,012)

Income (loss) per share
Basic	($0.18)	($0.33)
Diluted[a]	($0.18)	($0.33)
Weighted average common shares outstanding
Basic	18,736	12,164
Diluted[a]	18,736	12,164

[a] Diluted earnings per share exclude “as converted” treatment of the Company’s 6 1/2% Convertible Subordinated Notes Due 2004 and the Company’s 6 1/2% Convertible Subordinated Notes Due 2009 and the effect of outstanding stock options when these potentially dilutive securities are anti-dilutive to earnings per share

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 27, 2004	Dec. 31, 2003
ASSETS
Current assets
Cash, cash equivalents and short term investments	$58,270	$19,507
Accounts receivable, net	9,937	14,016
Inventories — production	21,608	7,677
Inventories — pending acceptance at customer site	8,265	5,431
Prepaid expenses and other current assets	1,107	1,113

Total current assets	99,187	47,744
Property, plant and equipment, net	6,176	5,796
Investment in 601 California Avenue LLC	2,431	2,431
Debt issuance costs and other	3	4

Total assets	$107,797	$55,975

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Convertible Notes	$—	$1,025
Accounts payable	10,611	3,396
Accrued payroll and related liabilities	1,743	1,610
Other accrued liabilities	2,190	2,643
Customer advances	23,712	16,432

Total current liabilities	38,256	25,106
Convertible notes	—	—
Shareholders’ equity
Common stock	93,967	51,982
Retained earnings (deficit)	(24,426)	(21,113)

Total shareholders’ equity	69,541	30,869

Total liabilities and shareholders’ equity	$107,797	$55,975

# # #